Exhibit 21

Subsidiaries of Eclipsys Corporation

Subsidiary Name	Jurisdiction

Eclipsys Healthcare IT (Singapore) PTE. LTD.	Singapore

Eclipsys (Mauritius) Limited	Mauritius

Eclipsys Canada Corporation	Canada

Eclipsys International Holdings, LLC	Delaware

Eclipsys ME, FZ-LLC	Dubai, UAE

Eclipsys Practice Solutions, LLC	Delaware

Eclipsys (India) Private Limited	India

Premise Corporation**	Delaware

**	Premise Corporation was converted on February 10, 2009 into a limited liability company, named Eclipsys Patient Flow Solutions, LLC